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                                                                    EXHIBIT 99.7

[PRIMA ENERGY CORPORATION LOGO]


                              FOR IMMEDIATE RELEASE

  PRIMA ENERGY CORPORATION REPORTS ON WELL STATUS, NEW JOINT VENTURE AGREEMENT,
                             AND EXECUTIVE DEPARTURE

DENVER, November 29, 2002 /PRNewswire-FirstCall/ -- Prima Energy Corporation (Nasdaq: PENG "Prima"), a Denver based independent oil and gas company, today reported on three separate developments.

Prima recently completed drilling the Scofield-Thorpe #22-41, a 100%-owned exploratory test well on the 74,000-acre (71,000 net acre) Coyote Flats Prospect, located on the Wasatch Plateau, 15 to 25 miles northwest of Price, Utah. As previously reported, as of November 10, the well had been drilled to a total depth of 4,192 feet and had encountered 17 Emery coal seams ranging in thickness from four feet to 18 feet, and aggregating approximately 120 net feet of coal. The well was subsequently deepened to 6,247 feet, and encountered gas shows from fractured shales and sandstones in the Ferron section between 5,991 feet and 6,247 feet. Casing has been run to total depth and operations have been suspended for the winter. Prima intends to conduct additional analyses of data obtained during the drilling of the well to develop plans for further operations to evaluate the economic viability of both the Emery and Ferron horizons on the prospect.

The Company also reported that it has entered into an agreement with a private company to jointly develop coal bed methane resources on 11,600 gross acres (9,800 net acres, to the combined interests) in the Powder River Basin. The joint-venture area encompasses Prima's Kingsbury deep-coal pilot project, which is designed to begin testing two coals found at depths between 1,500 feet and 2,000 feet that have not yet been extensively developed in the area. Prima's acreage contribution to, and ownership stake in, the joint venture are approximately 60%, and Prima will operate the project. Prima is currently hooking up and placing on pump the 16 wells included in the initial-stage pilot in this area, and preliminary plans for 2003 call for drilling and hooking up an additional 30 deep-coal wells on this joint venture acreage. In conjunction with entering into the joint venture, ownership interests in contributed assets were conformed to the JV sharing ratio. Prima relinquished 40% of its interests in 32 wells, including eight wells currently producing at a combined gross rate of approximately 200 Mcfd from shallow coals. The Company received a 60% working interest in five non-producing wells, approximately $650,000 in cash, and will also be reimbursed for 40% of its costs incurred on ten wells recently drilled. Through formation of this joint venture, the Company maintained its overall exposure to the deep-coal potential in this area, while reducing its net risk capital to evaluate probable reserves, and expects to realize improved cost efficiencies in developing and operating the property.

Prima also announced that Gregory Vigil, who joined the Company as Vice President - Corporate Development in May 2002, has resigned to pursue personal interests. The position, which was newly-created when Mr. Vigil joined Prima, will remain open until a successor is identified.

Prima is a Denver-based independent oil and gas company engaged in the exploration for, acquisition, development and production of natural gas and crude oil. Through its wholly owned subsidiaries, Prima is also engaged in oil and gas property operations, oilfield services and natural gas gathering, marketing and trading. The Company's current activities are principally conducted in the Rocky Mountain region of the United States. For additional information on Prima, please access our web page at www.primaenergy.com.

This press release contains projections or forward-looking statements, which are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements related to drilling, testing and construction plans, other investment activities, and production. The words

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"anticipate," "expect," "plan," "target," "intend," "project," and similar expressions identify forward-looking statements. Any such statements or projections reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved, and actual results could differ materially from those projected. Prima does not undertake to update, revise or correct any of the forward-looking information. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.


Contact: Prima Energy Corporation 303/297-2100

     Richard H. Lewis, President and Chief Executive Officer
     Neil L. Stenbuck, Executive Vice President and Chief Financial Officer